CAPITAL GROUP kkr core plus+

MULTIPLE CLASS PLAN

WHEREAS, Capital Group KKR Core Plus+ (the “Fund”), a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company operated as an interval fund pursuant to Rule 23c-3 under the 1940 Act that continuously offers shares of beneficial interest;

WHEREAS, Capital Client Group, Inc. (the “Distributor”) serves as the principal underwriter for the Fund;

WHEREAS, the Fund has adopted Plans of Distribution (each a “12b-1 Plan”) under which the Fund may bear expenses of distribution and servicing of its shares, including payments to and/or reimbursement of certain expenses incurred by the Distributor in connection with its distribution of the Fund’s shares;

WHEREAS, the Fund has entered into an Administrative Services Agreement with Capital Research and Management Company under which the Fund may bear certain administrative expenses for certain classes of shares;

WHEREAS, the Fund has entered into a Shareholder Services Agreement with American Funds Service Company under which the Fund may bear certain transfer agency expenses for its shares;

WHEREAS, the Fund is authorized to issue the following classes of shares of beneficial interest: Class A shares; Class A-2 Shares; Class F-2 shares and Class F-3 shares (“Class F shares”); and Class R-6 shares;

WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting shares representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

WHEREAS, although the Fund is not an open-end investment company, it has undertaken to comply with the terms of Rule 18f-3 and certain other rules applicable to open-end investment companies as a condition of exemptive relief granted by the U.S. Securities and Exchange Commission (“SEC”) which permits the

Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges; and

WHEREAS, a majority of the Board of Trustees of the Fund, including a majority of those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act) (“Independent Trustees”), have determined, that it is in the best interest of each class of shares of the Fund individually, and the Fund as a whole, to adopt this Multiple Class Plan (the “Plan”) effective [Date];

NOW THEREFORE, the Fund adopts the Plan as follows:

1.                  Each class of shares will represent interests in the same portfolio of investments of the Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of the Fund will relate to: (i) distribution, service and other charges and expenses as provided for in Section 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; and (iii) such differences relating to (a) eligible investors, (b) minimum investment amounts, (c) the designation of each class of shares, (d) conversion features, and (e) exchange privileges, each as may be set forth in the Fund’s prospectus and statement of additional information (“SAI”), as the same may be amended or supplemented from time to time.

2.      (a) Certain expenses may be attributable to the Fund, but not a particular class of shares thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.

(b)       A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and (iii) any transfer agency, sub-transfer agency and shareholder servicing fees attributable to such class.

(c)       Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of the Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Trustees of the Fund; and (ii) Independent Trustees.

3.      Consistent with the general provisions of section 2(b), above, each class of shares of the Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:

(a)          Class A shares

(i)	Class A shares shall be sold at net asset value plus a front-end sales charge, at net asset value without a front-end sales charge but subject to a contingent deferred sales charge (“CDSC”), and at net asset value without any sales charge, as set forth in the Fund’s prospectus and SAI.

(ii)	Class A shares shall be subject to an annual distribution expense under the Fund’s Class A Plan of Distribution of up to [X.XX%] of average daily net assets, as set forth in the Fund’s prospectus, SAI, and Plan of Distribution. This expense consists of a service fee of up to [X.XX%]. The amount remaining, if any, may be used for distribution expenses.

(iii)	Class A shares shall be subject to a transfer agent fee (including sub-transfer agent fees) according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class A shares, the fees generated shall be charged to the Fund and allocated to Class A shares based on their aggregate net assets relative to those of shares held and serviced by AFS in Class F-2 shares.

(iv)	Class A shares shall be subject to an administrative services fee of [X.XX%] of average daily net assets, as set forth in the Fund’s prospectus, SAI, and its Administrative Services Agreement.

(b)         Class A-2 shares

(i)	Class A-2 shares shall be sold at net asset value plus a front-end sales charge, at net asset value without a front-end sales charge but subject to a contingent deferred sales charge (“CDSC”), and at net asset value without any sales charge, as set forth in the Fund’s prospectus and SAI.

(ii)	Class A-2 shares shall be subject to an annual distribution expense under the Fund’s Class A-2 Plan of Distribution of up to [X.XX%] of average daily net assets, as set forth in the Fund’s prospectus, SAI, and Plan of Distribution. This expense consists of a service fee of up to [X.XX%]. The amount remaining, if any, may be used for distribution expenses.

(iii)	Class A-2 shares shall be subject to a transfer agent fee (including sub-transfer agent fees) according to the Shareholder Services Agreement between the Fund and its transfer agent. Class A-2 shares will pay only those transfer agent and sub-transfer agent fees that are directly attributed to accounts of and activities generated by Class A-2 shares.

(iv)	Class A-2 shares shall be subject to an administrative services fee of [X.XX%] of average daily net assets, as set forth in the Fund’s prospectus, SAI, and its Administrative Services Agreement.

(c)	Class F shares consisting of Class F-2 shares and Class F-3 shares

(i)	Class F shares shall be sold at net asset value without a front-end or back-end sales charge.

(ii)	Class F shares shall not be subject to an annual 12b-1 expense.

(iii)	Class F-2 shares shall be subject to a transfer agent fee (including sub-transfer agent fees) according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class F-2 shares, the fees generated shall be charged to the Fund and allocated to Class F-2 shares as follows: (i) Class F-2 shares held and serviced by third parties shall be allocated based on their aggregate net assets and (ii) Class F-2 shares held and serviced by AFS shall be allocated based on their aggregate net assets relative to those of Class A shares.

(iv)	Class F-3 shares shall be subject to a transfer agent fee according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class F-3 shares, the fees generated shall be charged to the Fund and allocated to Class F-3 shares based on their aggregate net assets relative to those of Class R-6 shares.

(v)	Class F shares shall be subject to an administrative services fee of [X.XX%] of average daily net assets, as set forth in the Fund’s prospectus, SAI, and its Administrative Services Agreement.

(d)	Class R-6 shares

(i)	Class R-6 shares shall be sold at net asset value without a front-end or back-end sales charge.

(ii)	Class R-6 shares shall not be subject to an annual 12b-1 expense.

(iii)	Class R-6 shares shall be subject to a transfer agent fee according to the Shareholder Services Agreement between the Fund and its transfer agent. In calculating transfer agent fees allocable to Class R-6 shares, the fees generated shall be charged to the Fund and allocated to Class R-6 shares based on their aggregate net assets [relative to those of Class F-3 shares].

(iv)	Class R-6 shares shall be subject to an administrative services fee of [X.XX%] of average daily net assets as set forth in the Fund’s prospectus, SAI, and Administrative Services Agreement.

All other rights and privileges of Fund shareholders are identical regardless of which class of shares is held.

4.      Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 3 above shall be allocated to each class of the Fund on the basis of the relative aggregate net assets of the classes.

Dividends and distributions paid by the Fund are calculated in the same manner and at the same time with respect to each class.

5.      Subject to approval by the Board of Trustees, the Fund may alter the nomenclature for the designations of one or more of its classes of shares without the approval of shareholders.

6.      This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Trustees of the Fund and (ii) the Independent Trustees.

7.      This Plan shall become effective with respect to any class of shares of the Fund, other than Class A shares, Class A-2 shares, Class F shares, or Class R-6 shares, upon the commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of the majority of both (i) the Board of Trustees of the Fund; and (ii) Independent Trustees prior to the offering of such additional class of shares), and shall continue in effect with respect to such additional class or classes until terminated in accordance with Section 10. An addendum setting forth such specific and different terms of such additional class or classes shall be attached to and made part of this Plan.

8.     No material amendment to the Plan shall be effective unless it is approved by the votes of the majority of both (i) the Board of Trustees of the Fund and (ii) Independent Trustees.

9.     This Plan may be terminated at any time with respect to the Fund as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Trustees of the Fund and (ii) Independent Trustees. This Plan may remain in effect with respect to a particular class or classes of shares of the Fund even if it has been terminated in accordance with this Section with respect to any other class of shares.

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IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officer thereunto duly authorized, as of [DATE].

CAPITAL GROUP KKR CORE PLUS+

By:

Michael R. Tom

Secretary